                                                                    Exhibit 2.1

                          PURCHASE AND SALE AGREEMENT
                            DATED DECEMBER 15, 1995





                     MOMENTUM OPERATING CO., INC. (SELLER)
                                      AND
                       HARKEN EXPLORATION COMPANY (BUYER)
                                      AND
                      HARKEN ENERGY CORPORATION (COMPANY)





                        PANHANDLE WEST (RED CAVE) FIELD
                              PANHANDLE WEST FIELD
                       PANHANDLE HUTCHINSON COUNTY FIELD

                            HUTCHINSON COUNTY, TEXAS
                               TABLE OF CONTENTS


ARTICLE 1 - PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Excluded Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2 - PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Purchase Price Allocations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     Adjustments to Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     Payment of Adjusted Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5     Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 3 - REPRESENTATIONS AND DISCLAIMERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1     Seller's Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2     Buyer's Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3     Company's Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.4     Disclaimers and Waiver of Consumer Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 4 - COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1     Seller's Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2     Buyer's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 5 - TITLE, ENVIRONMENTAL AND OPERATIONS DEFECTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Defensible Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Casualty Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Environmental Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Operations Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.6     Notice of Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.7     Remedies for Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.8     Adjustments for Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.9     Upward Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                            Table of Contents - 1

ARTICLE 6 - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.2     Closing Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 7 - OBLIGATIONS AFTER CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.1     Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2     Subsequent Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.3     Filings and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.4     Files and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.5     Sales and Use Taxes and Recording  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.6     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.7     Assumption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.8     Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.9     Survival and Limitations of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.10    Administration of Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.11    Information and Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.12    Company's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.13    Section 4.1(h) Refund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 8 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.4     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.5     Table of Contents/Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.6     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.7     References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.9     Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.10    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.11    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.12    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.13    Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.14    Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36





                             Table of Contents - 2

                          PURCHASE AND SALE AGREEMENT


         This Agreement is dated December 15, 1995 between Momentum Operating Co., Inc. ("Seller") and Harken Exploration Company ("Buyer") and Harken Energy Corporation ("Company"). For value received, Seller, Buyer and Company agree as follows:


                                   ARTICLE 1

                               PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell the Properties to Buyer and Buyer agrees to purchase the Properties from Seller.

         1.2 PROPERTIES. The following, less the Excluded Properties, are the Properties:

                 (a) all of Seller's undivided right, title and interest in the oil and gas leases described in Schedule 1.2(a) to this Agreement ("Leases");

                 (b) all of Seller's undivided interests in all wells, salt water disposal wells, equipment, fixtures, personal property and improvements which are located on and used in connection with the Leases, including, without limitation, the wells and salt water disposal wells listed in Schedule 1.2(b) to this Agreement ("Wells and Equipment");

                 (c) all of Seller's interests in all agreements and other rights of Seller relating to the other items among the Properties, including, without limitation, those listed in Schedule 1.2(c) and all other division and transfer orders; production purchase or sale agreements; product processing, balancing, gathering, compression and transportation agreements; farmout, dry hole, bottom hole, acreage contribution and operating agreements; area of mutual interest agreements; salt water disposal agreements; unitization and pooling agreements; and claims arising to the benefit of Seller as operator of the Properties before the Effective Time which are associated with Seller's representation in Section 3.1(i) if such claims are not disclosed in Schedule
3.1 to this Agreement ("Contracts");

                 (d) all of Seller's interest in the natural gas gathering systems depicted in Schedule 1.2(d) to this Agreement, including, without limitation, compressors, engines, meters and related equipment, pipes, fittings, valves, dehydrators, regulators, cathodic or electric protection equipment, pumps, gates, tanks, launchers and receivers, supplies and replacement parts ("Gathering System");

                 (e) all of Seller's interest in all rights-of-way, easements, leases, permits, licenses and other surface use rights which are held or used in connection with the Leases and the Gathering System, including, without limitation, those listed in Schedule 1.2(e) ("Surface Rights");

                 (f) all severed oil, gas, condensate, products, other hydrocarbons and other minerals produced from the Leases and (i) as measured and in storage or in pipelines at the Effective Time, or (ii) produced on or after the Effective Time ("Substances");

                 (g) copies of all of Seller's data and information relating to the other items among the Properties, the transfer of which is not prohibited, including, without limitation, geological, geophysical and engineering data (excluding interpretations); production records; copies of land, legal, title and contract files; copies of revenue records and lease expense invoices; and other items listed in Schedule 1.2(g) to this Agreement ("Data").

                 (h) all of Seller's right, title and interest in the surface only of the 161.192-acre tract described in Schedule 1.2(h) to this Agreement.

         1.3 EXCLUDED PROPERTIES. The following items are not included among the Properties:

                 (a) all of Seller's accounts, rights to payment, rights of reimbursement, claims, insurance and condemnation proceeds, and causes of action arising out of or related to the Properties and attributable to acts, omissions or events which occurred before the Effective Time;

                 (b) all of Seller's equipment which is not located on and used in connection with the Properties, including, without limitation, computers and peripheral equipment, copiers, fax machines, radio and telephone equipment, tools, vehicles, and all of Seller's field equipment which is listed in Schedule 1.3(b) to this Agreement; and

                 (c) all of Seller's geological, geophysical and engineering interpretations, proprietary computer software and other intellectual property;

                 (d) all of Seller's right, title and interest acquired in bill of sale dated June 1, 1994, from Mustang Oil and Gas Corporation to Seller, covering water well bores, equipment, fresh water pipelines and personal property located in Sections 37 and 38, Blk.

47, H. & T. C. RR. Co. Survey, Hutchinson County, Texas, a copy of which is attached as Schedule 1.3(d) to this Agreement;

                 (e) all of Seller's right, title and interest in all Contracts insofar as they cover or affect Seller's rights and interests which are not among the Properties, including, without limitation, (i) electric service agreement dated May, 1991, between Southwestern Public Service Company and Seller, and (ii) gas purchase contract dated August 11, 1995, between GPM Gas Corporation and Seller.

         1.4 EFFECTIVE TIME. Except as provided in Section 2.3(b)(1), the purchase and sale of the Properties shall be effective for all purposes on July 1, 1995, at 7:00 a.m., local time ("Effective Time").


                                   ARTICLE 2

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price for the Properties is U.S. $21,000,000.00, subject to adjustment as provided in this Agreement ("Purchase Price").

         2.2     PURCHASE PRICE ALLOCATIONS.  Attached to this Agreement as
Schedule 2.2 is an allocation of the Purchase Price among the Leases ("Allocated Value"). The Allocated Value is solely to provide a means for adjusting the Purchase Price as required by this Agreement. The Allocated Value shall not be considered by Seller, Buyer or any third party as a representation or warranty as to actual value.

         2.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as provided in this Agreement and the resulting amount shall be referred to as the "Adjusted Purchase Price". Buyer waives any right it may have, now or in the future, to offset the Purchase Price with amounts not contemplated by this Agreement.

                 (a) The Purchase Price shall be increased by the following, without duplication:

                          (1)     an amount equal to Seller's interest in the
quantity of Substances produced from the Leases as measured and in storage or pipelines at the Effective Time, multiplied by the contract price at the Effective Time, net of all applicable taxes;

                          (2)     the amount of all costs and expenses that are
(i) attributable to the Properties for the period from the Effective Time to the Closing Date and paid by or on behalf of Seller, and (ii) otherwise incurred and paid by or on behalf of Seller in compliance with this Agreement;

                          (3)     an amount equal to $150.00 per day from the
Effective Time to the Closing Date (i) for Seller's indirect overhead expenses, and (ii) with respect to Properties owned entirely by Seller, for operating expenses that Seller would have paid under a standard operating agreement employing customary accounting principles;

                          (4)     an amount equal to the value of Upward
Adjustments under Section 5.9; and

                          (5)     the sum of $200,000.00 in addition to all
other adjustments in this Section 2.3(a).

                 (b) The Purchase Price shall be decreased by the following, without duplication:

                          (1)     the amount by which (i) the amount of
proceeds received by Seller for the sale of Substances produced after the Effective Time, net of applicable taxes not reimbursed to Seller by a purchaser of the Substances, exceeds (ii) $500,000.00;

                          (2)     the amount of proceeds received by Seller for
the disposition after the Effective Time of the Properties listed in Schedule 2.3(b)(2) to this Agreement, excluding amounts under Section 2.3(b)(1);

                          (3)     an amount equal to the value of Defects
adjustments determined under Article 5, subject to the limitation contained in
Section 7.9(b); and

                          (4)     the amount of all unpaid taxes and
assessments based on the ownership of property, the production of hydrocarbons or the receipt of proceeds, excluding income taxes, accruing to the Properties before the Effective Time. If possible, this adjustment shall be computed using the tax rate and values for the tax period in question. If this is not possible, the adjustment shall be based on the taxes assessed against the Properties for the immediately preceding tax period.

         2.4 PAYMENT OF ADJUSTED PURCHASE PRICE. The Adjusted Purchase Price shall be paid as follows:

                 (a) At Closing, Buyer shall pay Seller the sum of U.S. $2,500,000.00 in cash ("Closing Cash Payment").

                 (b) Seller shall retain so much of the first U.S. $500,000.00 of proceeds as is received by Seller for the sale of Substances produced after the Effective Time, net of applicable taxes not reimbursed to Seller by a purchaser of the Substances ("Retained Proceeds").

                 (c) At Closing, Buyer shall deliver to Seller 2,500,000 shares of the Company's common stock $.01 par value per share ("Purchase Shares").

                 (d) At Closing, Buyer shall execute and deliver to Seller Buyer's promissory note in the original principal amount of $13,000,000.00 in the form attached as Schedule 2.4(d) to this Agreement ("Note"). Adjustments to the Purchase Price shall be made as provided in the Note and this Agreement.

         2.5 SECURITY. At Closing, Buyer shall execute and deliver to Seller the deed of trust, security agreement, financing statement and assignment of production attached to this Agreement as Schedule 2.5 ("Deed of Trust"), together with any other financing statements deemed appropriate by Seller. The Deed of Trust shall secure payment of the Note, as well as performance of Buyer's and Company's obligations under this Agreement and under any other instrument executed in connection with this Agreement.


                                   ARTICLE 3

                        REPRESENTATIONS AND DISCLAIMERS

         3.1 SELLER'S REPRESENTATIONS. Seller represents to Buyer that as of Closing, except as disclosed in Schedule 3.1 to this Agreement:

                 (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is qualified to do business in the State of Texas. Seller is qualified under all applicable laws, rules and regulations to own and operate the Properties.

                 (b) Seller has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

                 (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of Seller. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which Seller or the Properties is bound.

                 (d) Subject to laws and equitable principles affecting the rights of creditors generally, this Agreement is a binding obligation of Seller enforceable according to its terms.

                 (e) Other than proceedings affecting the oil and gas industry generally, no suit, claim, demand or investigation is pending or, to Seller's knowledge, is threatened, that would impair Seller's title to the Properties or impede their operation and development. There are no bankruptcy or reorganization proceedings pending or, to Seller's knowledge, threatened against Seller. As used in this Agreement, the term "knowledge" means actual awareness of relevant facts and actual awareness of facts which would cause a person exercising reasonable prudence to discover relevant facts.

                 (f) Seller is not in breach of any Lease, Contract or Surface Right which could, to Seller's knowledge, materially and adversely affect Buyer's use, development and enjoyment of the Properties or give rise to any claim for damages under any Lease, Contract or Surface Right.

                 (g) Seller has properly made all payments which Seller was obligated to make in connection with the Properties, including, without limitation, delay rentals, royalties, shut-in royalties, surface damage claims, and payments associated with Contracts and Surface Rights.

                 (h) To its knowledge, Seller is not in material violation of any governmental laws, rules or regulations affecting ownership of, operations on or production from the Properties. There are no wells on the Properties, other than those listed on Schedule 1.2(b), which have not been properly plugged.

                 (i) Seller is not obligated, under any take-or-pay, gas-balancing or similar arrangement, to deliver its share of hydrocarbons produced from the Leases at a future time without receiving payment in full at the applicable contract price within a reasonable time following delivery.

                 (j) All taxes related to the Properties which are based on or measured by ownership of property, production of hydrocarbons or receipt of proceeds that have become due have been properly paid.

                 (k) Seller is timely receiving payment for its share of proceeds from the sale of hydrocarbons produced from the Leases. Neither Seller nor the Properties is bound to any contract covering the sale of hydrocarbons from the Properties which cannot be terminated on notice of 30 days or less.

                 (l) Seller has no knowledge of any physical change in the Properties after the Effective Time which materially affects the operation of the Properties. This representation excludes changes arising out of operations and production in the ordinary course of business, declines due to normal depletion, depreciation of equipment through ordinary wear and tear and any other transaction permitted by this Agreement or approved by Buyer.

                 (m) Seller has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Buyer shall be liable.

                 (n) Except for Permitted Encumbrances, Seller has allowed no liens to be attached to or arise against any of the Properties. Seller has paid all costs, charges and fees of third parties furnishing labor or materials to any of the Properties, and no third party has the right to file a mechanics' or materialmen's lien against any of the Properties.

                 (o) Seller has not received any notice from the Environmental Protection Agency, the Railroad Commission of Texas or any other federal, state or local governmental agency claiming or asserting that any past or current operations or activities of Seller or its predecessors in title to the Properties were or are being carried out or performed in material violation of any law, rule or regulation. Seller is unaware of any event or activity that was carried out before Seller's acquisition of the Properties, or, to Seller's knowledge, that has been or is being carried out on the Properties following Seller's acquisition which was or is in material violation of any applicable law, rule or regulation.

                 (p) Seller has Defensible Title to the Properties as defined in Section 5.1.

                 (q) To Seller's knowledge, there are no valid and enforceable operating agreements, farmout agreements, area of mutual interests agreements, unitization agreements, production purchase agreements and salt water disposal agreements which affect the Properties except those listed in a Schedule to this Agreement.

                 (r) No Well is producing hydrocarbons from, carrying on any operations in, or is completed in a depth or formation not covered by one of the Leases.

                 (s) Following its original acquisitions of the Properties, Seller conveyed all of its right, title and interest in the Properties to MJP Investments, Inc. and Tidwell Investments, Inc. In four assignments dated January 3, 1995, MJP Investments, Inc. and Tidwell Investments, Inc. collectively conveyed all of their right, title and interest in the Properties to Westar Natural Gas, LLC, Westar Natural Gas, LLC, Elmer Tidwell, Inc. and Parvest Exploration, Inc., reserving certain rights and interests, including an overriding royalty equal to the difference between 20% of 8/8 of all production of oil, gas and other minerals from the Properties and lease burdens (Volume 738, Pages 42, 59, 76 and 89, Official Property Records, Hutchinson County, Texas). Westar Natural Gas, LLC, Elmer Tidwell, Inc. and Parvest Exploration, Inc. subsequently executed conveyances of certain interests in the Properties to affiliated entities. MJP Investments, Inc., Tidwell Investments, Inc., Westar Natural Gas, LLC, Elmer Tidwell, Inc., Parvest Exploration, Inc. and the affiliated entities (collectively referred to as the "Seller affiliates") have reconveyed to Seller all of their right, title and interest in the Properties, excluding, however, the overriding royalty reserved by MJP Investments, Inc. and Tidwell Investments, Inc. which is retained by those entities and is not among the Properties conveyed to Buyer. The conveyances described in this Section 3.1(s) are all of the conveyances of the Properties executed by Seller and the Seller affiliates. Except for the overriding royalty retained by MJP Investments, Inc. and Tidwell Investments, Inc. and the rights and interests contemplated by this Agreement, neither Seller, nor any Seller affiliate, will own an interest in the Properties after Closing. As of the dates of all conveyances affecting the Properties from and among Seller and the Seller affiliates, Seller represents that:

                          (1)     each Seller affiliate was duly organized,
validly existing and in good standing under the laws of the State of Texas. Each Seller affiliate was qualified to do business in the State of Texas;

                          (2)     each Seller affiliate had the power and
authority to carry on its business as then conducted and to execute all conveyances affecting the Properties;

                          (3)     execution and delivery of all conveyances
affecting the Properties by the Seller affiliates was authorized by all necessary action, corporate and otherwise, on the part of each Seller affiliate. Execution and delivery of the conveyances did not violate or conflict with any agreement, instrument, judgment, order, decree, law or regulation by which any of the Seller affiliates or the Properties was bound;

                          (4)     subject to laws and equitable principles
affecting the rights of creditors generally, each conveyance by a Seller affiliate is a binding obligation of the Seller affiliate, enforceable according to its terms; and

                          (5)     there are no bankruptcy or reorganization
proceedings pending or, to Seller's knowledge, threatened against a Seller affiliate.

                 (t) To Seller's knowledge, there is no Data which is subject to a prohibition on transfer;

                 (u) With respect to the Purchase Shares and any shares of stock which Seller may receive in payment of the Note (collectively referred to as the "Stock"):

                          (1)     Seller is acquiring the Stock for its own
account, and for the account of certain Seller affiliates, for investment only and not with a view toward the public sale or distribution of the Stock in contravention of any laws, rules or regulations;

                          (2)     Seller is an "Accredited Investor" as that
term is defined in Rule 501 of Regulation D by reason of Rule 501(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

                          (3)     Seller has engaged its own advisors for
advice and counsel concerning Seller's acquisition of the Stock, so that it is capable of evaluating the merits and risks of its investment in the Company and has the capability to protect its own interests;

                          (4)     all subsequent offers and sales of the Stock
by Seller shall be made pursuant to registration of the Stock under the 1933 Act or pursuant to a valid exemption from registration;

                          (5)     Seller understands that the Stock is being
offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer and Company are relying upon the truth and accuracy of and Seller's compliance with the representations, warranties, agreements, acknowledgements and understandings of the Seller in this Section 3.1(u) in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Stock;

                          (6)     Seller and/or its advisors have been
furnished with all materials relating to the business, management, finances and operations of the Company and materials relating to the offer and sale of the Stock which have been requested by Seller. Seller and its advisors have been afforded the opportunity to ask questions of the officers of the Company and have received satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, Seller has had the opportunity to obtain and to review the Company's (i) Annual Report on Form 10-K for the year ended December 31, 1994, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994, March 31, June 30, and September 30, 1995,
(iii) Proxy Statement dated April 26, 1995 for the Company's 1995 Annual Meeting, (iv) Current Reports on Form 8-K, dated November 4, 1994, as amended January 3, 1995, and dated April 27, 1995, May 16, 1995, June 2, 1995, amended on August 3, 1995, October 11, 1995 (two), October 16, 1995 (two), (v) Form S-3 dated October 4, 1995, in each case as filed with the Securities and Exchange Commission, and (vi) Confidential Placement Memorandum dated October 25, 1995;

                          (7)     Seller understands that no United States
federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Stock; and

                          (8)     Seller acknowledges that the Stock must be
held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "brokers transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three- month period not exceeding specified limitations.

                 (v) None of Seller's statements or representations in this Agreement contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make the statements or representations made not misleading.

         3.2 BUYER'S REPRESENTATIONS. Buyer represents to Seller that, as of Closing:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to do business in the

State of Texas. Buyer is qualified under all applicable laws, rules and regulations to own and operate the Properties.


                 (b) Buyer has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

                 (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of Buyer. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which Buyer is bound.

                 (d) Subject to laws and equitable principles generally affecting the rights of creditors, this Agreement is a binding obligation of Buyer enforceable according to its terms.

                 (e) Buyer has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Seller shall be liable.

                 (f) Buyer has filed with the Railroad Commission of Texas the organization report required by Section 91.142 of the Texas Natural Resources Code ("Code") and the report has been approved by the Commission. Buyer has either obtained a bond covering the wells included among the Properties and the bond has been approved by the Commission, or Buyer is eligible for a non-refundable annual fee as provided in Sections 91.104(b)(1) -
(3) and Section 91.107 of the Code.

                 (g) Buyer has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated by this Agreement and is not in a significantly disparate bargaining position. Buyer is represented by legal counsel in seeking or acquiring the Properties and its legal counsel was not directly or indirectly identified, suggested or selected by Seller or an agent of Seller. Buyer is purchasing the Properties for its own account and not with the intent to sell or distribute the Properties in violation of any applicable federal or state securities laws, rules or regulations.

                 (h) None of Buyer's statements or representations in this Agreement contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make the statements or representations made not misleading.

         3.3 COMPANY'S REPRESENTATIONS. Company represents to Buyer that, as of Closing and as of the date of issuance of any Stock:

                 (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is qualified to do business in the State of Texas. Company is qualified under all applicable laws, rules and regulations to own and operate its properties.

                 (b) Company has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

                 (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all of its obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of Company. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated for it by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law or regulation by which Company is bound.

                 (d) Subject to laws and equitable principles generally affecting the rights of creditors, this Agreement is a binding obligation of Company enforceable according to its terms.

                 (e) All shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. The Stock when issued, sold and delivered in accordance with the terms of this Agreement and the Note, if applicable, will be duly and validly issued, fully paid and nonassessable. As of the Closing Date, the authorized capital stock of Company is 100,000,000 shares of common stock, par value $.01, of which 74,472,936 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value $1.00, of which 186,760 shares are issued and outstanding. Except as disclosed in Schedule 3.3(e), (i) there are no outstanding subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire from Company any capital stock of Company, (ii) there are no obligations or securities convertible into or exchangeable for any shares of capital stock of Company or any commitments of any character relating to or entitling any person to purchase or otherwise acquire any such obligations or securities, and (iii) there are no preemptive or similar rights to subscribe for or to purchase any capital stock of Company.

                 (f) The Company's (i) unaudited consolidated balance sheet as at September 30, 1995 and the related consolidated statement of income, cash flows and shareholders' equity for the six months then ended and
(ii) audited consolidated balance sheet as at December 31, 1994 and the related audited consolidated statement of income, cash flows and shareholders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments, and fairly present the consolidated financial position of Company and its consolidated subsidiaries as of the respective dates set forth therein and the results of operations and cash flows for Company and its consolidated subsidiaries for the respective fiscal periods set forth therein.

                 (g) Neither Company nor any of its subsidiaries has sustained since the date of the September 30, 1995 Financial Statements any adverse change in its businesses, financial condition or results of operations that would be material to the Company and its subsidiaries on a consolidated basis.

                 (h) Assuming the accuracy of the representations of Seller in Section 3.1(u), no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required by or on behalf of Company which has not been obtained as of Closing, for the valid execution and delivery of, or for the performance by Company of its obligations under, this Agreement.

                 (i) There are no legal or governmental proceedings pending to which Company or any of its subsidiaries is a party or to which any of its or their properties is subject, or which challenge the validity or legality of Company's obligations under this Agreement or the transactions contemplated thereby which, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the business of Company and any of its subsidiaries taken as a whole; and, to the Company's knowledge, no such proceedings are threatened by any governmental authority or by any other person.

                 (j) Each of Company and its subsidiaries is in material compliance with all statutes, laws, ordinances, governmental rules or regulations or any judgment, order or decree to which it is subject and possesses such certificates, authorizations and permits issued by the appropriate regulatory agencies or bodies necessary to conduct the business now operated by it, except for such violations which, and except for such certificates, authorizations and permits which if not possessed, would not be reasonably expected to have a material adverse effect on the business of Company and its subsidiaries taken as a whole; and neither Company nor any such subsidiary has received any notice of proceedings related to any such violation or the revocation or modification of any of the same which, individually or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would be reasonably expected to have a material adverse effect on the business of Company and its subsidiaries taken as a whole.

                 (k) Except (i) as and to the extent disclosed or reserved against in the Financial Statements, or (ii) for liabilities and obligations incurred after September 30, 1995, 1995 that would not be reasonably expected to have a material adverse effect on the business of Company and any of its subsidiaries taken as a whole, neither Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether due or to become due, including, without limitation, liabilities or obligations on account of taxes or other governmental charges or penalties, interest or funds thereon or in respect thereof and Company does not know of any basis for any assertion against Company or any of its subsidiaries of any debt, liability or obligation in any amount not reflected or reserved against in the Financial Statements which would be required to be set forth therein in accordance with generally accepted accounting principles.

                 (l) Except as disclosed in Schedule 3.3(l), (i) neither Company nor any of its subsidiaries has received any written complaint, or notice of violation, alleged violation, investigation, advisory action, potential liability or potential responsibility, regarding environmental protection matters or permit compliance with regard to any of its or their properties, nor does the Company have knowledge that any governmental authority or third party is contemplating delivering to Company or any of its subsidiaries any such notice, (ii) there are no governmental, administrative or judicial actions or proceedings pending under any Environmental Laws to which Company or any of its subsidiaries is or, to Company's knowledge, is likely to be named as a party with respect to any of its or their properties, nor are there any consent decrees, other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of such properties, and (iii) neither the Company nor any of its subsidiaries is an owner or operator of any facility or operation which is in violation of any Environmental Law or at which there has been or exists a release or threatened release of Hazardous Materials to the environment.

                 (m) Company and each of its subsidiaries has caused to be duly filed in a timely manner, including any applicable extensions, with the appropriate governmental authorities all returns, statements and reports with respect to any taxes that are required to be filed by or with respect to it. Except for tax liens securing the payment of taxes not yet due and payable, there are no tax liens upon any assets of Company or any of its subsidiaries and no claim for assessment or collection of any material taxes has been asserted against

Company or any of its subsidiaries, except for claims being challenged by the Company in good faith which are listed in Schedule 3.3(m) to this Agreement.

                 (n) Each Material Contract is valid and binding on the parties thereto and in full force and effect and neither Company nor any of its subsidiaries is in breach of a Material Contract, which breach would reasonably be expected to have a material adverse effect on Company or any of its subsidiaries. To Company's knowledge, no other party to any Material Contract is in material breach thereof. For the purposes of this Section, Material Contract shall mean: (i) all contracts requiring payment, or being reasonably likely to result in payment, by any party thereto of more than $50,000.00 annually; (ii) all material contracts with any governmental authority; (iii) all contracts not made in the ordinary course of business, which are material to Company or any of its subsidiaries; and (iv) all contracts relating to indebtedness of Company or any of its subsidiaries of a principal amount in excess of $250,000.00.

                 (o) Company has furnished Buyer a portion of the Purchase Price in the amount of $2,500,000.00 and Buyer has granted Company certain liens, security interests and other encumbrances covering Buyer's interests in the Properties as provided in the deed of trust and note attached to this Agreement as Schedule 3.3(o) ("HEC Mortgage").

                 (p) Seller has furnished Company with all materials relating to the business, management, finances and operations of the Seller and materials relating to the offer and sale of the Stock which have been requested by Company in connection with its audit and other reviews of Seller. Company and its advisors have been afforded the opportunity to ask questions of the officers of the Seller and have received satisfactory answers to all such inquiries.

                 (q) None of Company's statements or representations in this Agreement contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make the statements or representations made not misleading.

         3.4 DISCLAIMERS AND WAIVER OF CONSUMER RIGHTS. BUYER AND COMPANY STIPULATE THAT THE FOLLOWING DISCLAIMERS AND WAIVERS ARE CONSPICUOUS.

                 (a) EXCEPT AS STATED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, CONCERNING THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, NO

REPRESENTATIONS OR WARRANTIES OF (i) MERCHANTABILITY, (ii) FITNESS FOR A PARTICULAR PURPOSE, (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR (iv) CONDITION. EXCEPT AS STATED IN THIS AGREEMENT, ALL PROPERTIES WILL BE CONVEYED AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

                 (b) BEFORE EXECUTION OF THIS AGREEMENT, BUYER AND COMPANY HAVE HAD THE OPPORTUNITY TO CONDUCT INVESTIGATIONS CONCERNING THE PROPERTIES. SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT RESERVE ESTIMATES, DECLINE RATES, RECOMPLETION OR DEVELOPMENT POSSIBILITIES, PROJECTED PRICES, COSTS, TAXES AND ANY OTHER CHARACTERISTIC OF THE PROPERTIES AS REFLECTED IN MATERIALS MADE AVAILABLE TO BUYER AND COMPANY, BEFORE OR AFTER EXECUTION OF THIS AGREEMENT, ARE COMPLETE, ACCURATE OR FREE FROM CONTRARY INTERPRETATION.

                 (c) BUYER AND COMPANY ACKNOWLEDGE THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL, GAS, ASSOCIATED HYDROCARBONS AND OTHER MINERALS. BUYER AND COMPANY ACKNOWLEDGE THAT THERE MAY HAVE BEEN SPILLS OF CRUDE OIL, PRODUCED WATER OR OTHER MATERIALS IN THE PAST. BUYER AND COMPANY ALSO ACKNOWLEDGE THAT SOME WELLS AND EQUIPMENT MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). BUYER AND COMPANY UNDERSTAND THAT NORM MAY ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, THAT WELLS, MATERIALS AND EQUIPMENT AMONG THE PROPERTIES MAY CONTAIN NORM AND THAT THE NORM CONTAINING MATERIALS MAY BE BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. BUYER AND COMPANY ACKNOWLEDGE THAT SPECIAL PROCEDURES MAY BE REQUIRED TO REMOVE AND DISPOSE OF ASBESTOS AND NORM.

                 (d) SELLER, BUYER AND COMPANY WAIVE ALL RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH ATTORNEYS OF THEIR OWN SELECTION, SELLER, BUYER AND COMPANY VOLUNTARILY CONSENT TO THIS WAIVER.

                                   ARTICLE 4

                                   COVENANTS

         4.1     SELLER'S COVENANTS.  Seller agrees with Buyer that before
Closing:

                 (a) Seller made available to Buyer all Data in Seller's possession which is not subject to prohibitions on disclosure. Seller permitted Buyer to inspect and copy the materials at Seller's place(s) of business during Seller's normal business hours. Seller also allowed Buyer access to Leases operated by Seller. Seller cooperated with Buyer, to the extent of Seller's available resources, in furnishing materials and information, answering questions and otherwise facilitating Buyer's review. All actions taken by Buyer under this Section 4.1(a) were at Buyer's sole risk and expense. Seller shall not be obligated to update title materials or incur any other costs associated with Buyer's inspections and review.

                 (b) From the Effective Time until Closing, and except as reflected in Schedule 4.1(b) to this Agreement, Seller has:

                          (1)     operated the Properties in a good and
workmanlike manner and in substantially the same manner as it previously operated the Properties; however, it shall have no liability to Buyer for losses sustained or liabilities incurred in connection with operations, except those arising out of Seller's gross negligence or willful misconduct;

                          (2)     maintained insurance now in force with
respect to the Properties which is listed in Schedule 4.1(b)(2) to this Agreement;

                          (3)     not received notice of any claim or demand
which might materially adversely affect title to or operation of the Properties;

                          (4)     paid costs and expenses which Seller was
obligated to pay in connection with the Properties as they became due, except for costs and expenses Seller is contesting in good faith;

                 (c) From the Effective Time until Closing, and except as reflected in Schedule 4.1(c) to this Agreement, Seller has not done any of the following :

                          (1)     abandoned any well;

                          (2)     released all or a portion of a Lease,
Contract or Surface Right;

                          (3)     commenced or consented to an operation  if
the estimated cost of the operation exceeds $5,000.00 net to Seller's interest;

                          (4)     created a lien, security interest or other
encumbrance on a Property (except for Permitted Encumbrances);

                          (5)     sold or disposed of a Property unless (i) the
Property sold or disposed of was personal property, and (ii) was replaced by equivalent property whose cost did not exceed the value of the Property sold or disposed of by more than $5,000.00, or (iii) was consumed or produced in the normal course of operations;

                          (6)     amended a Lease, Contract or Surface Right or
entered into new contracts affecting a Property;

                          (7)     waived, compromised or settled any claim that
would adversely affect title to or operation of the Properties.

         4.2 BUYER'S COVENANTS. Buyer shall indemnify and hold Seller harmless from and against all claims, demands, losses, damages (but not consequential or punitive damages), costs (including reasonable attorney's fees), liabilities and causes of action arising out of Buyer's access to, review and inspection of the Properties and materials related to the Properties for any purpose contemplated by this Agreement.


                                   ARTICLE 5

                  TITLE, ENVIRONMENTAL AND OPERATIONS DEFECTS

         5.1     DEFENSIBLE TITLE.

                 (a) "Defensible Title" means such right, title or interest held by Seller that (i) will entitle Buyer, as Seller's assignee, to receive from its aggregate ownership interest(s) not less than the net revenue interest shown in Schedule 1.2(a) of all oil, gas, condensate and related hydrocarbons produced under the terms of a particular Lease or Leases; (ii) obligates Buyer, as Seller's assignee, to bear an aggregate percentage of costs and expenses related to the maintenance, operation and development of a particular Lease or Leases not greater than the working interest shown in
Schedule 1.2(a), unless the circumstance causing the working interest to be greater will cause the corresponding net revenue interest to increase in the same proportion; and (iii) is free of all liens, security interests, encumbrances and defects, except for Permitted Encumbrances, which would materially interfere with the ownership, operation or value of a Property.

                 (b)      "Permitted Encumbrances" are:

                          (1)     royalties, overriding royalties, production
payments, net profits interests, reversionary interests and similar burdens that will not reduce Buyer's net revenue interest, as Seller's assignee, below the net revenue interest shown in Schedule 1.2(a) or increase Buyer's working interest, as Seller's assignee, above the working interest shown in Schedule 1.2(a) (unless the circumstance causing the working interest to increase will cause the corresponding net revenue interest to increase in the same proportion);

                          (2)     the terms of Leases, Contracts and Surface
Rights listed in this Agreement;

                          (3)     preferential rights to purchase and third
party consents with respect to which (i) waivers or consents are obtained by Seller from the appropriate parties, or (ii) the time for asserting such rights has expired without exercise;

                          (4)     mechanics', materialmen's, operators', tax
and similar liens or charges arising in the ordinary course of business related to a Property (i) if they have not been filed pursuant to law, (ii) if filed, they are not due or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith;

                          (5)     all consents from, notices to, approvals by
or other actions by private persons or governmental authority in connection with sale or transfer of assets such as the Properties if such action is customarily obtained after the sale or transfer;

                          (6)     rights of reassignment arising out of an
owner's election to surrender or abandon all or any portion of a Property;

                          (7)     liens, security interests and other
encumbrances released at Closing;

                          (8)     rights of a governmental entity to control or
regulate any of the Properties in any manner, together with all applicable laws, rules and regulations; and

                          (9)     any matter which would otherwise be a Title
Defect but which is disclosed in this Agreement.

         5.2 TITLE DEFECTS. "Title Defect" means any encumbrance, encroachment, irregularity or defect in Seller's title, excluding Permitted Encumbrances, that causes Seller's title to be less than Defensible Title. In determining whether a Title Defect exists, consideration shall be given to, among other factors, (i) whether a person engaged in the ownership, development and operation of oil and gas properties with knowledge of all relevant circumstances and appreciation of their legal significance would be willing to accept and pay for the affected Property notwithstanding the defect, (ii) the length of time a Property has been producing and whether a material issue has ever arisen concerning the defect, and (iii) whether the defect would cause a reasonably prudent purchaser of production to suspend payment of proceeds. Seller and Buyer stipulate that certain defects are customarily acceptable to persons engaged in the oil and gas business, including, without limitation, defects that have been cured by possession; defects in the chain of title such as failure to recite marital status, omission of heirship or probate proceedings; lack of survey; and absence of releases of interests that have expired according to their terms or that are barred by limitations.

         5.3 CASUALTY LOSS. If, between the Effective Time and Closing, all or any portion of a Property was destroyed, damaged or taken under the right of eminent domain ("Casualty Loss"), there shall be no reduction of the Purchase Price but Seller shall, at Closing, pay to Buyer all sums paid to Seller to the extent attributable to the actual value of the Casualty Loss and shall assign to Buyer all of Seller's interest in any unpaid payments, insurance proceeds, including any deductible to be paid or borne by Seller, or causes of action to the extent attributable to the actual value of the Casualty Loss. Seller shall not voluntarily compromise or settle a Casualty Loss without Buyer's consent. A Casualty Loss shall not be considered a Title, Environmental or Operations Defect.

         5.4 ENVIRONMENTAL DEFECTS. After Closing, Buyer shall have the right, at its own risk and expense, to confirm that, as of the Closing Date, there were no failures to comply with Environmental Laws and to confirm the absence, as of the Closing Date, of a Release or threat of a Release of Hazardous Materials ("Environmental Defects"). Environmental Laws means all federal, state and local laws, rules, regulations, orders, ordinances and common law, relating to the protection of public health, welfare and the environment. "Hazardous Material" means "hazardous substance", "pollutant or contaminant", and "petroleum and natural gas liquids", as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. "Release" means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or otherwise disposing. Immediately upon its availability, Buyer shall furnish Seller a copy of all reports it prepares or receives in connection with this Section 5.4, which reports Seller shall treat with strict confidentiality.

         5.5 OPERATIONS DEFECTS. After Closing, Buyer shall have the right, at its own risk and expense, to confirm that there were no Operations Defects present as of the Closing Date. Operations Defects are (i) material deficiencies in the surface or subsurface Equipment on a Well listed in
Schedule 5.5 which make the Well less than mechanically adequate for the production of hydrocarbons as of the Closing Date, and (ii) material non-compliance with any applicable law, rule or regulation which, as of the Closing Date, causes or is likely to cause there to be a legal restriction or prohibition on production of hydrocarbons from a Well listed in Schedule 5.5. Defects associated with Properties which are not listed in Schedule 5.5 shall not be considered Operations Defects. In determining whether an Operations Defect exists, consideration shall be given to, among other factors, whether a person engaged in the ownership, development and operation of oil and gas properties with knowledge of all relevant circumstances and appreciation of their significance would be willing to accept and pay for the affected Well notwithstanding the defect.

         5.6 NOTICE OF DEFECTS. Title Defects, Environmental Defects and Operations Defects are collectively referred to as Defects. No later than 180 days after the Closing Date, Buyer shall notify Seller in writing of all Defects. To be effective, Buyer's notice must include (i) a description of the Property affected by the Defect, (ii) a thorough explanation of the basis for the Defect, and (iii) the amount, not to exceed its Allocated Value, by which Buyer believes the value of the affected Property is reduced by the Defect. Buyer's failure to give notice of a Defect within the time and in the manner required by this Section 5.6 shall be a waiver by Buyer of all recourse arising under this Agreement or otherwise in connection with the Defect.

         5.7 REMEDIES FOR DEFECTS. Upon proper notice of a Defect, Seller shall have the right to either (i) remedy or agree to remedy the defect within 61 days, or (ii) agree with Buyer on an adjustment to the Purchase Price to reflect the value of the Defect or Buyer's cost to remedy the defect.

         5.8 ADJUSTMENTS FOR DEFECTS. If Seller is unable or elects not to remedy or agree to remedy a Defect, the following shall occur, subject to the limitations contained in Section 7.9:

                 (a) If the Title Defect is a preferential right to purchase or similar right which was not exercised before Closing, the Purchase Price shall not be reduced and Buyer shall comply with all obligations associated with the right. If the right is exercised, Buyer shall be entitled to all consideration paid by the holder of the right.

                 (b) With respect to all other Defects, the Purchase Price shall be reduced by the amount by which the value of all uncured Defects exceeds $480,000.00. If the value of all uncured Defects is less than $480,000.00, no adjustment to the Purchase Price shall be made. If the value of all uncured Defects exceeds $1,280,000.00, no adjustment to the Purchase Price shall be made for the value in excess of $1,280,000.00. The value of a Defect shall be determined as follows:

                          (1)     if Seller agrees with the value stated in
Buyer's notice, that value shall control;

                          (2)     if the Defect is undisputed and liquidated,
the value shall be the amount necessary to be paid to the obligee to remove the Defect;

                          (3)     if the Defect is disputed and/or unliquidated
and the parties cannot agree on value, Seller and Buyer shall negotiate in good faith in an attempt to agree on value. Relevant factors affecting value include, without limitation, the portion of the Property materially affected by the Defect, the legal and economic effect of the Defect over the likely productive life of the Property and the relative values placed on the Defect by the parties. If Seller and Buyer cannot agree on the value of Defects within 210 days after the Closing Date, the matter shall be submitted to arbitration under Section 5.8(b)(4).

                          (4)     Seller and Buyer shall each select a mutually
acceptable person as an arbitrator and the two arbitrators so chosen shall mutually select a third arbitrator. The group of three arbitrators shall decide the following matters if the parties are unable to agree: (i) whether a Defect exists, (ii) whether a Defect has been cured, (iii) the value of a particular uncured Defect or Upward Adjustment, (iv) the value of an adjustment to the Purchase Price, (v) the validity of an adjustment to the Purchase Price, and (vi) disputes concerning adjustments to principal as provided in the Note. If the two arbitrators selected by Seller and Buyer cannot agree on an arbitrator, or successor arbitrator if necessary, the parties shall request the American Arbitration Association to appoint the third arbitrator or successor arbitrator. All arbitration hearings shall be held in Abilene, Texas and shall begin within thirty days after delivery of written notice from one party to the other party and the arbitrators stating the grounds for submitting an issue to arbitration. The arbitrators shall arbitrate the dispute in accordance with the terms of this Agreement, the Texas General Arbitration Act, and the Rules of the American Arbitration Association to the extent such rules are not in conflict with the terms of this Agreement or the Act. The arbitrators shall issue a written decision which shall be final and binding on Seller and Buyer and may be enforced in any court having jurisdiction. Seller and Buyer shall bear their own legal fees and other costs incurred in connection with presenting their respective cases. The costs and expenses of the arbitrators shall be shared equally by Seller and Buyer. In fulfilling his duties, the arbitrators shall be bound by the terms of this Agreement and may consider other matters which, in the opinion of the arbitrators, are necessary or helpful to make a proper decision.

         5.9 UPWARD ADJUSTMENTS. If, within 180 days after the Closing Date, either party discovers any title inaccuracy in Schedule 1.2(a) that results in an increase in value of Seller's interest in a Property, the party discovering the inaccuracy shall immediately notify the other party in writing. The parties shall negotiate in good faith in an attempt to agree on the increase in value attributable to the inaccuracy ("Upward Adjustment"). If the parties are unable to agree, the issue shall be submitted to arbitration under
Section 5.8(b)(4).



                                   ARTICLE 6

                                    CLOSING

         6.1 CLOSING DATE. The consummation of all transactions contemplated by this Agreement ("Closing"), occurred as of December 20, 1995 ("Closing Date").

         6.2 CLOSING OBLIGATIONS. At Closing, the following occurred, each being a condition precedent to the others and each being deemed to have occurred simultaneously, although the parties expect that some actions to be taken at Closing may not actually occur simultaneously:

                 (a) Seller executed and delivered to Buyer the Assignment conveying the Properties to Buyer in the form attached to this Agreement as
Schedule 6.2(a) ("Assignment").

                 (b) Buyer delivered the Closing Cash Payment to Seller by certified check, cashier's check or wire transfer, as directed by Seller.

                 (c) Buyer delivered to Seller a certificate for the Purchase Shares, registered in Seller's name.

                 (d) Buyer and Company executed and delivered to Seller the Note and Buyer executed and delivered to Seller the Deed of Trust.

                 (e) Seller and Buyer executed the Gas Transportation Agreement attached to this Agreement as Schedule 6.2(e).

                 (f) Seller and Company executed the Registration Rights Agreement attached to this Agreement as Schedule 6.2(f).

                 (g) Seller and Buyer executed the Joint Operating Agreement attached to this Agreement as Schedule 6.2(g).

                 (h) Seller delivered to Buyer, at Buyer's expense, a reserve report covering the Properties prepared by Ryder Scott Company. The reserve report shall be a year-end proven SEC case showing future net income attributable to the Properties to have a present value discounted at 10% of at least $35,000,000.00.

                 (i) Seller and Buyer executed a closing statement prepared in accordance with generally accepted accounting principles used in the oil and gas industry. The closing statement reflects adjustments to the Purchase Price which were known as of Closing.

                 (j) Seller delivered to Buyer exclusive possession of the Properties, the receipt of which Buyer acknowledges.

                 (k) Seller executed transfer orders or letters-in-lieu on forms prepared by Buyer and reasonably satisfactory to Seller directing purchasers of production to make payment to Buyer as contemplated by this Agreement.

                 (l) Seller delivered releases of all liens, security interests and encumbrances to be released at Closing.

                 (m) Seller and Buyer executed Form P-4's, and any other forms required by the Railroad Commission of Texas associated with the transfer of operations, specifically identifying all wells among the Properties for which Buyer assumes sole responsibility for operations, including plugging.

                 (n) Seller delivered and Buyer accepted custody of suspended funds listed in Schedule 6.2(n) which are held by Seller and attributable to the Properties;

                 (o) Seller and Buyer delivered to each other, and Company delivered to Seller, opinions of their respective counsel, Loren Williams for Seller and Larry Cummings for Buyer and Company, to the effect that:

                          (1)     the party is duly organized, validly existing
and in good standing under the laws of the state of its formation;

                          (2)     the party has the power and authority to
carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement;

                          (3)     execution and delivery of this Agreement,
consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of the party;

                          (4)     execution and delivery of this Agreement,
consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement will not violate or be in conflict with any provision of the party's charter, bylaws or other governing documents, or, to counsel's knowledge, any agreement, instrument, judgment, order, decree, law, rule or regulation by which a party is bound; and

                          (5)     in the case of Company only, the Purchase
Shares, are duly and validly issued, fully paid and nonassessable.


                                   ARTICLE 7

                           OBLIGATIONS AFTER CLOSING

         7.1 ADJUSTMENTS. Within 180 days after the Closing Date, Seller and Buyer shall jointly prepare a statement containing adjustments to the Purchase Price contemplated by Section 2.3 ("Final Settlement Statement"). The parties shall negotiate in good-faith to agree on the actual Adjusted Purchase Price within 210 days after the Closing Date. If Buyer and Seller are unable to agree on the Final Settlement Statement within 210 days after the Closing Date, the matter shall be submitted to arbitration on the terms contained in
Section 5.8(b)(4). Appropriate adjustment to the principal amount of the Note shall be made within five days after the parties reach agreement or the arbitrators render a decision ("Final Settlement Date").

         7.2 SUBSEQUENT ADJUSTMENTS. Seller and Buyer recognize that either party may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other party. Upon accumulation of net proceeds or net expenses due to or payable by the other party in the amount of $5,000.00, such party shall submit a statement showing the items of income and expense. Payment by the appropriate party shall be made within 30 days of receipt of the statement.

         7.3 FILINGS AND COMPLIANCE. Immediately after Closing, Buyer shall file with the Railroad Commission of Texas all forms signed at closing and shall take all steps required to obtain Railroad Commission approval of Buyer as operator of those Properties for which it assumes operations. Buyer shall maintain all wells among the Properties in compliance with Railroad Commission rules. After Closing, Buyer shall own, operate and use the Properties in a good and workmanlike manner and shall comply with all federal, state and local laws, rules, regulations, orders and decrees.

         7.4 FILES AND RECORDS. Immediately after Closing, Seller shall permit Buyer to take possession, at Buyer's sole risk and expense, of all Data in Seller's possession relating to the Properties. From time to time as requested by Seller, Buyer shall make the Data available to Seller for inspection and copying during normal business hours.

         7.5 SALES AND USE TAXES AND RECORDING. It is the parties' understanding that the sale of the Properties is exempt from all transfer, sales and use taxes imposed by Chapter 151 of the Texas Tax Code and the rules and regulations of the Texas Comptroller of Public Accounts. If it is determined that the transaction is not exempt, Seller shall pay all applicable transfer, sales and use taxes occasioned by the sale of the Properties. Immediately after Closing, Seller, at Buyer's expense, shall file the Assignment and Deed of Trust for record in the real property records of Hutchinson County, Texas. Buyer shall pay all documentary, filing and recording fees required in connection with the filing and recording of all instruments contemplated by this Agreement.

         7.6 FURTHER ASSURANCES. Seller and Buyer agree to execute and deliver such instruments and take other action as may be necessary or advisable to carry out their obligations under this Agreement.

         7.7     ASSUMPTION.  Buyer assumes and agrees to discharge:

                 (a) all obligations and liabilities to plug, abandon, remove and dispose of all wells, pipelines, equipment and improvements located on the Properties at or after the

Closing Date, and all obligations and liabilities to restore the surface and subsurface in accordance with the terms of all Leases, Contracts and Surface Rights;

                 (b) all obligations and liabilities arising before or after the Effective Time under Environmental Laws, including, without limitation, all obligations and liabilities to dispose of or properly handle NORM, Hazardous Materials and wastes located on the Properties at or after the Closing Date;

                 (c) all of Seller's obligations and liabilities related to any production, pipeline, storage, processing or other production-related imbalance existing at or after the Effective Time;

                 (d) all obligations and liabilities related to the Properties which arise or accrue at or after the Effective Time, including, without limitation, the obligation to pay all taxes which become due after the Effective Time, subject to reimbursement for taxes which apply to a time period before the Effective Time, without duplication of any adjustment to the Purchase Price;

                 (e) all obligations and liabilities related to the custody, administration and disbursement of suspended funds attributable to the Properties which were transferred to Buyer at Closing;

                 (f) all obligations and liabilities related to the Properties which arise under any law, rule, regulation, order or decree of any governmental authority with jurisdiction which affect the Properties at or after the Closing Date; and

                 (g) all obligations and liabilities arising under preferential rights to purchase or similar rights which affect the Properties and which were not exercised before Closing.

Buyer agrees to execute any specific assumption agreements related to matters assumed under this Section 7.7 which may be required by third parties or governmental authorities.

         7.8     INDEMNITIES.

                 (a) To the extent permitted by law, Buyer shall indemnify and hold Seller, its affiliated companies, directors, officers, stockholders, partners, employees, agents, successors and assigns, harmless from and against all claims, demands, losses, damages, (but not consequential and punitive damages), costs (including reasonable attorney's fees), liabilities and causes of action, caused by or arising out of (i) any act, omission or condition related to ownership, operation or use of the Properties after the Closing Date, (ii) matters assumed by Buyer under Section 7.7, (iii) the breach of any representation, covenant or obligation of Buyer or Company in this Agreement; and (iv) arrangements between Buyer and brokers or finders which are related to the transactions contemplated by this Agreement.

                 (b) IN ADDITION TO THE INDEMNITY IN SECTION 7.8(a) AND TO THE EXTENT PERMITTED BY LAW, BUYER AND COMPANY SHALL INDEMNIFY AND HOLD SELLER, ITS AFFILIATED COMPANIES, DIRECTORS, OFFICERS, STOCKHOLDERS, PARTNERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS, HARMLESS FROM AND AGAINST ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, (EXCLUDING CONSEQUENTIAL DAMAGES), COSTS (INCLUDING REASONABLE ATTORNEY'S FEES), LIABILITIES, CAUSES OF ACTION, PROCEEDINGS, LIENS, FINES, PENALTIES, ORDERS, REMEDIATION REQUIREMENTS, AND ENFORCEMENT ACTIONS OF ANY KIND, CAUSED BY OR ARISING OUT OF ANY VIOLATION OF ENVIRONMENTAL LAWS OR THE RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIAL, ARISING AFTER THE CLOSING DATE, AND WHETHER CAUSED BY OR ATTRIBUTABLE TO THE SOLE OR CONCURRENT NEGLIGENCE OF ANY INDEMNITEE. THE PARTIES STIPULATE THAT THIS SECTION COMPLIES WITH THE EXPRESS NEGLIGENCE RULE.

                 (c) To the extent permitted by law, and except with respect to (i) Defects under Article 5, (ii) matters assumed by Buyer under
Section 7.7, and (iii) matters within the scope of Section 7.8(b), Seller shall indemnify and hold Buyer, its affiliated companies, directors, officers, stockholders, partners, employees, agents, successors and assigns, harmless from and against all claims, demands, losses, damages, (but not consequential and punitive damages), costs (including reasonable attorney's fees), liabilities and causes of action of third parties and governmental agencies, caused by or arising out of (i) Seller's operation, ownership or use of the Properties before the Closing Date, (ii) the breach of any representation, covenant or obligation of Seller in this Agreement; and (iii) arrangements between Seller and brokers or finders which are related to the transactions contemplated by this Agreement.

                 (d) To the extent permitted by law, Company shall indemnify and hold Seller, its affiliated companies, directors, officers, stockholders, partners, employees, agents, successors and assigns, harmless from and against all claims, demands, losses, damages, (but not consequential and punitive damages), costs (including reasonable attorney's fees), liabilities and causes of action, caused by or arising out of the breach of any representation, covenant or obligation of Company in this Agreement.

         7.9 SURVIVAL AND LIMITATIONS OF LIABILITY. All terms of this Agreement shall survive Closing. Claims associated with (i) the breach or inaccuracy of a representation contained in Section 3.1, (ii) the breach of a covenant contained in Section 4.1, and (iii) the indemnity contained in Section 7.8(c), shall be remedied only by payment of actual money damages (but not consequential and punitive damages) and shall be limited as provided in this
Section 7.9. Buyer waives all legal and equitable remedies, other than those contained in this Section 7.9, for claims associated with the items listed in the preceding sentence.

                 (a) Seller shall have no obligation or liability to Buyer arising out of Sections 3.1, 4.1 and 7.8(c) unless (i) written notice of potential obligation or liability is given to Seller on or before 180 days after the Closing Date, and (ii) Buyer was without knowledge of the basis for obligation or liability at or before Closing. To be effective, the notice must include an adequate explanation of the basis for liability. If the preceding conditions are satisfied, Seller shall have liability to Buyer only for the amount by which the value of all obligations or liabilities arising under Sections 3.1, 4.1 and 7.8(c) exceed $480,000.00 but are less than $1,280,000.00. Seller shall have no obligation or liability to Buyer arising out of Sections 3.1, 4.1 and 7.8(c) if the value of all obligations or liabilities asserted is less than $480,000.00, nor shall Seller have any obligation or liability to Buyer for any amount by which the asserted obligations or liabilities exceed $1,280,000.00.

                 (b) Notwithstanding any other provision in this Agreement, the sum of (i) all actual downward adjustments in the Purchase Price associated with Defects under Article 5, plus (ii) the amount of all of Seller's out- of-pocket liabilities under Sections 3.1, 4.1, 7.8(c) and 7.9(a), shall not exceed $800,000.00, without duplication.

         7.10    ADMINISTRATION OF INDEMNITIES.    All claims for
indemnification under this Agreement shall be asserted and resolved under this
Section 7.10.

                 (a) Any person claiming indemnification is referred to as the "Indemnified Party" and any person against whom indemnification is sought is referred to as the "Indemnifying Party". Upon discovery of an indemnifiable claim, the Indemnified Party shall immediately give the Indemnifying Party written notice of the claim specifying in reasonable detail (to the extent known at the time) the nature of the claim and the estimated amount of such claim ("Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such claim if the Indemnified Party fails to properly notify the Indemnifying Party.

                 (b) The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) if the Indemnifying Party accepts or disputes the liability of the Indemnifying Party to the Indemnified Party and/or (ii) if the Indemnifying Party desires, at its sole cost and expense, to contest the claim in the name of and on behalf of the Indemnified Party or the Indemnifying Party, as appropriate. During the Notice Period, the Indemnified Party may file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and shall give notice of the filing to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Party of its election within the Notice Period, the Indemnifying Party shall be deemed to have accepted liability for indemnification. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to contest the claim, the Indemnifying Party shall have the right to contest all appropriate proceedings, using competent counsel of its own choosing, which proceedings shall be diligently settled or prosecuted to a conclusion. The Indemnifying Party shall give the Indemnified Party and its counsel the opportunity to participate in, but not control, all matters relating to the claim at the Indemnified Party's sole cost and expense; provided, however, that any settlement involving consideration other than the payment of cash by the Indemnifying Party must have the prior written approval of the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim or cross-complaint. If the Indemnifying Party is not disputing its liability to the Indemnified Party with respect to a claim, the claim shall not be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

                 (c) Before taking action against the Indemnifying Party (other than to give the written notices required by this Agreement), the Indemnified Party shall use its best efforts to claim under any relevant insurance policy and to pursue any claims related to the event giving rise to the relevant damages or rights it may have against any third party which would reduce the amount of the relevant damages otherwise incurred by the Indemnified Party. If the Indemnifying Party pays to the Indemnified Party any damages under this Article 7 and the Indemnified Party subsequently recovers from some other person any sum in respect to any matter giving rise to the relevant claim, the Indemnified Party shall repay to the Indemnifying Party the lesser of (i) the amount paid by the Indemnifying Party to the Indemnified Party, or
(ii) the sum recovered from such other person.

                 (d) If the Indemnifying Party fails to fully perform its obligations under this Agreement, the Indemnified Party may perform those obligations at its sole discretion and control, at the cost and expense of the Indemnifying Party, without relieving the Indemnifying Party of its obligations.

         7.11    INFORMATION AND ACCESS.

                 (a) Seller and Buyer each grant to the other a right of access to Information which may be obtained by the other party, or its affiliates, from the other party's, or its affiliate's, operations carried out on the Property or on other lands located in Hutchinson County, Texas ("Area"). Information means any seismic data, drilling reports, well logs, mud logs, well tests, core analyses, and other test results of wells drilled in the Area. Information does not include analyses, interpretations or work product, nor does it include data, reports or other information that may be acquired from an unaffiliated third party which is subject to a prohibition on disclosure. Each party shall notify the other party following the completion or plugging and abandoning of any new well drilled in the Area. Upon request by the party receiving such notice, the party who drilled the well will provide copies of the Information which is available to the other party. The party requesting the copies shall bear or reimburse the reasonable costs of copying the Information. Each party agrees to maintain in strict confidence any and all Information it acquires from the other party under this Section 7.11. This confidentiality provision shall not apply to data and information (i) which is publicly available (other than by a breach of this Section 7.11), or (ii) which a party obtains independently. All Information which is subject to confidentiality shall remain the property of the party which furnished it and the receiving party shall only have rights to use the Information through its own employees, agents and consultants for its own operations and purposes and may not disclose any or all of the Information to any third party at any time or for any purpose without the prior express written consent of the party owning the Information. Neither party shall in any way guarantee the accuracy or validity of any Information and the party receiving the Information shall use the Information at their sole and absolute risk. This obligation to provide access to Information may not be transferred nor assigned by either party to an unaffiliated person. This obligation shall extend for the shorter of (i) the term of Buyer's or an affiliate's ownership of the Property, or (ii) five years from the Closing Date.

                 (b) To the extent permitted by the Leases and Surface Rights, Seller shall have the concurrent right of access on and across lands covered by the Leases and Surface Rights in connection with Seller's operations on lands in the vicinity of the lands described in the Leases and Surface Rights. Seller shall indemnify and hold harmless Buyer from any cost, obligation, loss, damage or other liability caused by Seller's exercise of its rights under this Section 7.11(b).

                 (c) Seller will furnish to Buyer from time to time copies of all trade confirmations, receipts, account reports and other documentation relating to any and all sales of Stock made at any time by Seller, up to and including the date of Maturity II. Seller will furnish all such copies and information to Buyer as soon as reasonably possible after Seller's own receipt of same. Seller shall allow Buyer the right, at Buyer's expense, to audit Seller's records regarding sales of Stock by Seller.

         7.12    COMPANY'S COVENANTS.

                 (a) Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all consents, approvals, authorizations, registrations and qualifications of governmental or regulatory agencies necessary for the operation of its business; provided, however, that Company will not be required to preserve any such consent, approval, authorization, registration or qualification if, in the good faith judgment of Company, the failure to preserve such consent, approval, authorization, registration or qualification would not have a material adverse effect on Company and its subsidiaries taken as a whole.

                 (b) Company will cause all material properties used or useful in the conduct of its business or the business of any of its subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.12 shall prevent Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the good faith judgment of Company, desirable in the conduct of its business or the business of any of its subsidiaries and would not have a material adverse effect on the Company or its subsidiaries.

                 (c) Company will pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon Company or upon the income, profits or property of Company, and (2) all lawful material claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Company; provided, however, that Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim which amount, applicability or validity is being contested in good faith by appropriate proceedings if adequate reserves therefor have been established in accordance with generally accepted accounting principles.

                 (d) Company will not (whether in a transaction or a series of transactions) consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and Company shall not permit any person to consolidate with or merge into Company, unless:

                          (1)     in case Company shall consolidate with or
merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Company substantially as an entirety shall be a corporation, shall be organized and validly existing under the laws of any State of the United States of America and shall expressly assume the obligations of Company hereunder;

                          (2)     immediately after giving effect to such
transaction and treating any indebtedness which becomes an obligation of Company as a result of such transaction as having been incurred by Company at the time of such transaction, no default or event of default under any mortgage, deed, indenture or other instrument of indebtedness or any other material agreement of Company shall have happened and be continuing; and

                          (3)     immediately after giving effect to such
transaction, the consolidated net worth (as determined on the basis of generally accepted accounting principles) of the person surviving such merger or to which such conveyance, transfer or lease is made is equal to or greater than the consolidated net worth (as determined in accordance with generally accepted accounting principles) of Company and its subsidiaries immediately prior to such transaction.

                 (e) Company will deliver to Seller copies of all documents filed by Company with the Securities and Exchange Commission promptly after such filings have been made.

                 (f) With respect to the HEC Mortgage, Company agrees that:

                          (i)     it shall immediately provide Seller with
copies of all notices, demands, claims and other communications related to or arising out of the HEC Mortgage which are sent or received by Company;

                          (ii)    at no time shall the principal amount secured
by the HEC Mortgage exceed $2,500,000.00;

                          (iii)   the HEC Mortgage is superior to the Deed of
Trust to the extent provided in the HEC Mortgage and the Deed of Trust;





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

                          (iv)    as a condition to exercising its rights
following an Event of Default under the HEC Mortgage, Company shall give Seller written notice of its intention to do so at least thirty (30) days before exercising such rights and shall afford Seller the opportunity, exercisable at Seller's sole option, to pay or discharge the indebtedness secured by the HEC Mortgage to the extent of its priority over the Deed of Trust and become subrogated to Company's rights under the HEC Mortgage;

                          (v)     without Seller's prior written consent,
Company shall not amend, modify or otherwise alter the terms of the HEC Mortgage from those contained in the instrument attached to this Agreement as
Schedule 3.3(o);

                          (vi)    in addition to its rights under 7.12(f)(iv)
above, Seller shall have the right, exercisable at Seller's sole option at any time after the earlier of (i) the end of a Cure Period defined in the Note if Buyer has failed to cure the Event, as defined in the Note, which is associated with the Cure Period, or (ii) Default under the Deed of Trust, and from time to time, to pay or discharge the indebtedness secured by the HEC Mortgage to the extent of its priority over the Deed of Trust and become subrogated to Company's rights under the HEC Mortgage.

         7.13 SECTION 4.1(H) REFUND. If Buyer has paid Seller the amounts contemplated by Section 4.1(h) of the Deed of Trust to prevent Default caused by the Third Registration Statement not being declared effective, Seller shall immediately refund to Buyer all such amounts paid to Seller if the Third Registration Statement is declared effective on or before the end of the six-month period during which Buyer can prevent Default associated with the Third Registration Statement. If the Third Registration Statement has not been declared effective on or before the end of the six-month period, Seller shall retain such amounts in addition to all other remedies provided in the Deed of Trust.


                                   ARTICLE 8

                                 MISCELLANEOUS

         8.1 NOTICES. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, fax or telecopy if directed to the parties as follows:

                 To Seller:

                 Momentum Operating Co., Inc.
                 232 South Main
                 P.O. Box 578
                 Albany, Texas  76430
                 Attn:  Michael J. Parsons, President



                 To Buyer or Company:

                 Harken Exploration Company
                 Harken Energy Corporation
                 5605 N. MacArthur Blvd., Suite 400
                 Irving, Texas  75038
                 Attn:  Richard H. Schroeder, President
                 Copy to:  Larry E. Cummings, General Counsel

Any party may give written notice of a change in the address or individual to which delivery shall be made.

         8.2 EXPENSES. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by the parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the party which incurred them.

         8.3 AMENDMENT. The provisions of this Agreement may be altered, amended or waived only by a written agreement executed by the party to be charged. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

         8.4 ASSIGNMENT. Neither Buyer nor Company may assign all or any portion of its rights or delegate all or any portion of its duties under this Agreement without Seller's prior written consent. To the extent permitted by law, Seller shall have the right to assign all or any portion of its rights under this Agreement to any Seller affiliate at any time after 180 days following the Closing Date.

         8.5 TABLE OF CONTENTS/HEADINGS. The table of contents and headings are for convenience only and do not limit or otherwise affect the provisions of this Agreement.

         8.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same agreement.

         8.7 REFERENCES. References, including use of a pronoun, shall include, where applicable, masculine, feminine, singular or plural individuals or legal entities.

         8.8 GOVERNING LAW. This Agreement and the transactions contemplated by this Agreement shall be governed and construed under the laws of the State of Texas without giving effect to any rules of law which might require application of the law of another jurisdiction. Venue of any action arising under this Agreement shall be in Abilene, Texas.

         8.9 ANNOUNCEMENTS. Neither Seller, Buyer nor Company shall announce or otherwise publicize this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party.

         8.10 ENTIRE AGREEMENT. This Agreement is the entire understanding between Seller, Buyer and Company concerning the subject matter of this Agreement. This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, including, without limitation, all letters or expressions of intent between the parties.

         8.11 PARTIES IN INTEREST. This Agreement is binding upon and shall inure to the benefit of Seller, Buyer and Company and, except where prohibited, their successors, representatives and assigns. Unless expressly stated to the contrary, no other person is intended to have any benefits, rights or remedies under this Agreement.

         8.12 SCHEDULES. All schedules attached to this Agreement are incorporated into this Agreement for all purposes. Reference to the "Agreement" includes all agreements and instruments attached as schedules to this Agreement and/or executed in connection with the transactions contemplated by this Agreement.

         8.13 SEVERANCE. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

         8.14 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

                               SELLER

                               MOMENTUM OPERATING CO., INC.



                               By:      /s/ Michael J. Parsons
                                        --------------------------------
                               Name:        Michael J. Parsons
                                        --------------------------------
                               Title:       President
                                        --------------------------------





                               BUYER

                               HARKEN EXPLORATION COMPANY



                               By:      /s/ Richard H. Schroeder
                                        --------------------------------
                               Name:        Richard H. Schroeder
                                        --------------------------------
                               Title:       President
                                        --------------------------------


                               COMPANY

                               HARKEN ENERGY CORPORATION


                               By:      /s/ Richard H. Schroeder
                                        --------------------------------
                               Name:        Richard H. Schroeder
                                        --------------------------------
                               Title:       President
                                        --------------------------------





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